SCHEDULE 14A

                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14 (a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement            / /   Confidential, for use of the
                                                 Commission only (as permitted
                                                 By Rule 14a-6(e) (2))

/ / Definitive Proxy Statement
/x/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-12


                              CB BANCSHARES, INC.

               (Name of Registrant As Specified In Its Charter)

       ________________________________________________________________

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

         / / Fee paid previously with preliminary materials:

         __________________________________________________________________

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing party:

(4) Date filed:

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This communication may be deemed to include forward-looking statements, such as statements that relate to CB Bancshares' financial results. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intent," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements are CB Bancshares' current estimates or expectations of future events or future results. For such statements, CB Bancshares claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. CB Bancshares' 2002 Annual Report on Form 10-K and other periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results. All forward-looking statements included in this communication are based on information available at the time of the release, and CB Bancshares assumes no obligation to update any forward-looking statement.

Subject to future developments, CB Bancshares may file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to any tender/exchange offer made by Central Pacific Financial Corp. Shareholders of CB Bancshares are advised to read CB Bancshares' Solicitation/Recommendation Statement on Schedule 14D-9 when such document becomes available because it will contain important information. Shareholders of CB Bancshares and other interested parties may obtain, free of charge, copies of the Schedule 14D-9 (when available) and other documents filed by CB Bancshares with the SEC at the SEC's internet website at www.sec.gov. Each of these documents (when available) may also be obtained, free of charge, by calling investor relations at CB Bancshares at 1-808-546-8413.

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LETTER SENT ON BEHALF OF CB BANCSHARES TO INSTITUTIONAL SHAREHOLDER SERVICES


[LETTERHEAD of Kobayashi, Sugita & Goda]

                                 May 22, 2003

BY FACSIMILE
AND ELECTRONIC TRANSMISSION

Shirley Westcott
Chief Policy Advisor
Institutional Shareholder Services, Inc.
2099 Gaither Road
Suite 501
Rockville, MD 20850-4045


Dear Ms. Westcott:

         As a follow-up to our discussion on May 20, 2003 regarding CB Bancshares' ("Bancshares") special shareholders meeting scheduled and noticed for May 28, 2003 (the "May 28 Meeting"), we write on behalf of Bancshares to provide further details as to why the meeting scheduled by Central Pacific Financial Corp. ("CPF") for June 26, 2003 is invalid and cannot be properly held.

         As you are aware, on April 28, 2003, CPF delivered to Bancshares an "acquiring person information statement" pursuant to the Hawaii Control Share Acquisitions statute requesting a special meeting to be held within the time period specified in the statute, for the purpose of voting upon CPF's proposed acquisition of at least a majority of the outstanding shares of Bancshares common stock pursuant to its proposed exchange offer. CPF specifically stated in its letter to Bancshares that "[t]o avoid any misunderstanding we can confirm that CPF will agree to a special shareholder meeting after May 27, 2003 and before June 22, 2003 -- the time period specified by law" (emphasis added). Pursuant to that request, and in accordance with Hawaii law, Bancshares scheduled a special meeting of shareholders to be held on May 28, 2003 to vote on CPF's "control share acquisition" proposal.

         Apparently unwilling to accept the meeting date scheduled by Bancshares, even though the date was within the statutory period and also was specifically agreed to by CPF in advance, CPF delivered to Bancshares on May 9, 2003 a letter purporting to rescind CPF's previously delivered acquiring person information statement and setting forth a revised merger proposal for consideration by the Bancshares Board of Directors. The revised proposal changed the mix of cash and stock being offered as consideration in


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CPF's proposal, but the total value of the consideration remained unchanged.
CPF's letter also stated that, as a result of the change to its proposal, the May 28 Meeting was "moot."

         On May 13, 2003, CPF delivered to Bancshares a letter purporting to call a second special meeting of Bancshares shareholders for June 26, 2003 for the purpose of considering and voting upon, pursuant to the Hawaii Control Share Acquisitions statute, CPF's acquisition of a majority of Bancshares' outstanding shares pursuant to CPF's "new offer" as set forth in an amended acquiring person information statement that was delivered by CPF with the letter. Bancshares responded that the "new offer" was a revision to CPF's existing proposal for a control share acquisition and, as such, would be considered at the May 28 Meeting and would be reflected in the proxy statement.

         In Bancshares' view, CPF's call for a June 26 Meeting is nothing but an attempt by CPF to manipulate the process under the Hawaii Control Share Acquisition statute, mislead Bancshares' shareholders into believing they have two chances to vote and derail the validly scheduled and duly noticed May 28 Meeting. CPF's rescission of the "old offer" and delivery of the "new offer" constitute merely a revision of CPF's existing proposal for purposes of the Control Share Acquisition statute, were effected for the sole purpose of trying to manipulate the meeting date, and are therefore invalid under the Control Share Acquisitions statute.

         CPF publicly stated previously that its purported rescission of its previous proposal and information statement effectively mooted the May 28 Meeting and that its call of the June 26 Meeting is the only valid meeting as to its "new offer." In furtherance of its position, CPF filed a complaint against Bancshares seeking a temporary restraining order and preliminary injunction to prevent Bancshares from holding the May 28 Meeting or taking any action in furtherance of the meeting. On Friday, May 16, 2003, a Hawaii state court denied CPF's motion for a temporary restraining order to prevent Bancshares from soliciting in connection with the May 28 Meeting. The court was unable to conclude that CPF was likely to prevail in the request to invalidate the May 28 Meeting. On May 20, 2003, CPF withdrew its motion for a preliminary injunction.

         Now CPF has changed its story again and is stating that even if the May 28 Meeting is valid, the June 26 Meeting also is valid and may be held to consider the same proposal under the Control Share Acquisition Statute. Bancshares believes that CPF's demand and call of the June 26 Meeting is invalid for at least the reasons set forth below.

      o THE JUNE 26 MEETING IS DUPLICATIVE OF BANCSHARES' DULY SCHEDULED MAY 28 MEETING. Bancshares has already scheduled a shareholders meeting to vote on CPF's "control share acquisition" proposal. CPF has falsely stated that the May 28 Meeting relates to CPF's "original" offer. This is clearly not the case. Indeed, as Bancshares states in the definitive proxy materials mailed to its shareholders, the purpose of the May 28 Meeting is to consider and vote on CPF's control share acquisition "pursuant to CPF's proposed Offer to Exchange as set forth in Amendment No. 2 to CPF's registration statement on Form S-4 filed on May 9, 2003, as the same may be amended."


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      o     THE JUNE 26 MEETING DOES NOT COMPLY WITH THE REQUIREMENT OF THE
            HAWAII CONTROL SHARE ACQUISITIONS STATUTE. The Hawaii Control Share Acquisitions statute governs when and how a shareholders meeting may be called to determine whether an acquiring person will be permitted to vote any shares that it seeks to acquire above the specified ownership limits. Under the statute, a meeting is called as follows:

                  Within five days after receipt of an information statement [from the acquiring person to the issuing public corporation] pursuant to subsection (c), a special meeting of the shareholders of the issuing public corporation shall be called pursuant to section 414-122, to vote on the proposed control share acquisition.(1) (emphasis added).

            The mandatory procedure requires the issuing corporation to set the meeting date between 30 and 55 days "after receipt of an information statement." Therefore, the issuer has the exclusive power to set the meeting date. To read this provision to allow anyone other than the company to call the meeting would make no sense. There is no provision for an acquiring person or a minority group of shareholders either to set their own meeting date or to cancel an existing meeting date and set another date of their choice.

      o CPF'S SPECIAL MEETING REQUEST DOES NOT COMPLY WITH BANCSHARES' BYLAWS. Bancshares' Bylaws state that a special meeting of shareholders may be called "by a stockholder or stockholders owning not less than twenty-five percent (25%) of the issued and outstanding capital stock." CPF alleges its receipt of agent designations constituting approximately 30% of the outstanding shares of Bancshares for the purpose of calling special meetings relating to the May 9, 2003 offer. However, even if one were to accept CPF's theory that it may call a special meeting under the Control Share Acquisitions statute, which Bancshares does not, the agent designation of two shareholders, Nanboku Sangyo and TON Finance, B.V., relate to CPF's April 28, 2003 exchange offer, not CPF's so-called "new offer." If the May 9, 2003 offer constitutes a "new offer" and CPF's original offer constitutes a "different" offer, as CPF claims, then TON's and Nanboku's agent designations, which clearly refer to the proposal set forth in CPF's March 17, 2003 letter, are invalid for the purpose of calling a special meeting to vote on CPF's so-called "new " offer. Since Nanboku's and TON's agent designations are invalid, CPF does not have agency designations for 25% of the outstanding shares, the minimum required to call a special shareholders meeting.(2)



--------

1        Section 414E-2(d) of the Hawaii Revised Statutes.

2 CPF has signaled that it might believe that it only needs 10% of the outstanding shares of Bancshares to call a special meeting pursuant to Section 414-122 of the Hawaii Business Corporation Act ("HBCA"). However, the HBCA has a "grandfather" provision, section 414-483(c), which preserves the validity of a bylaw adopted prior to the effective date of the chapter, including 414-122. Because Bancshares' Bylaws, which provide for a 25% threshold to call a special meeting, were adopted in 1983 - prior to the effective date of Section 414-122, that section is not effective to decrease the threshold of ownership required to call a special meeting from 25% to 10%.

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      o     CPF CANNOT SET THE DATE, TIME AND PLACE OF THE MEETING. CPF's call for the June 26 Meeting constitutes an invalid attempt to set the date, time and place for a shareholders meeting. Bancshares' Bylaws allow shareholders owning 25% or more of the outstanding shares to call a special meeting, but the Bylaws give the corporation the authority to set the date, time and place of the meeting. Article II, Section 3 of the bylaws provide that a written notice of any shareholder meeting stating "the place, day and hour thereof and the purpose thereof shall be given by the secretary, the chairman of the Board of Directors or the president, or the Board of
            Directors... ." This is the only interpretation of the bylaws that is consistent with common sense. It would be nonsensical if a select group of shareholders could alone dictate the date, time and place of shareholder meetings without regard to the interests or convenience of other shareholders or the issuing corporation.

         We also note that CPF's claims that its June 26 proposal is "different" are invalid under Hawaii law. CPF has stated that Bancshares' proxy statement for the May 28 Meeting incorrectly states CPF's proposal as set forth in its May 13, 2003 information statement under the Control Share Acquisitions statute because Bancshares has not included the words "or otherwise" as part of the proposal. Bancshares did not include these words because such a proposal would not be valid under the Hawaii Control Share Acquisitions Statute, which require that the information statement specify, among other things, "the terms of the proposed control share acquisition." It would be a complete evisceration of the clear requirements of the statute to include in the proposal to be voted upon by shareholders under the statute a statement or implication that all of the material terms of the proposed acquisition are not before the shareholders for their consideration.

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         We appreciate your consideration of these matters and would be happy to discuss our comments with you at your convenience. Please feel free to contact the undersigned at (808) 535-5711 with any questions.

                                                Very truly yours,

                                                /s/ Lex R. Smith

                                                Lex R. Smith
                                                    for
                                                KOBAYASHI, SUGITA & GODA





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